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Exhibit 11

                        Arvin Industries, Inc.
 Computation of Earnings (Loss) Per Share of Common Stock (Unaudited)
            (amounts in millions except per share amounts)
                                                            1996    1995    1994
                                                           -----   -----    -----
Primary Earnings Per Share
Income from continuing operations                        $  47.1 $  17.9 $   24.6
Income (Loss) from discontinued operations, net of tax        --     1.1    (40.9)
                                                           -----   -----    -----
Net income (loss) to common stock                        $  47.1 $  19.0 $  (16.3)
                                                           =====   =====    =====

Average shares of common stock outstanding                  22.4    22.3     22.2
Incremental common shares applicable to common stock
options based on the common stock daily average market
  price during the period                                     .1      .1       .2
                                                           -----   -----    -----
Average common shares, as adjusted                          22.5    22.4     22.4
                                                           =====   =====    =====

Earnings (Loss) per average share of common stock
  (including common stock equivalents):
Continuing operations                                    $  2.09 $   .80 $   1.10
Discontinued operations                                       --     .05    (1.83)
                                                           -----   -----    -----
                                                         $  2.09 $   .85 $  (0.73)
                                                           =====   =====    =====
Fully Diluted Earnings Per Share: (1)
Income from continuing operations                        $  47.1 $  17.9 $   24.6
Income (Loss) from discontinued operations, net of tax        --     1.1    (40.9)
                                                           -----   -----    -----
Net income (loss)                                           47.1    19.0    (16.3)
Add back 7.5% convertible debentures' interest expense,
  net of tax                                                 2.9     3.6      4.5
                                                           -----   -----    -----
Net income (loss) to common stock assuming full dilution $  50.0 $  22.6 $  (11.8)
                                                           =====   =====    =====

Average shares of common stock outstanding                  22.4    22.3     22.2
Incremental common shares applicable to common stock
  options based on the more dilutive of the common stock
  ending or average market price during the period            .2      .1       .2
Average common shares issuable assuming conversion of
  7.5% convertible subordinated debentures                   2.1     2.7      3.4

                                                           -----   -----    -----
Average common shares assuming full dilution                24.6    25.1     25.8
                                                           =====   =====    =====

Fully diluted earnings (loss) per average share assuming
  conversion of all applicable securities:
Continuing operations                                    $  2.03 $   .86 $   1.13
Discontinued operations                                       --     .04    (1.59)
                                                           -----   -----    -----
                                                         $  2.03 $   .90 $  (0.46)
                                                           =====   =====    =====

(1) Fully diluted earnings per share amounts are shown for 1995 and 1994 in accordance with Securities and Exchange
     Commission requirements although not in accordance with A.P.B. 15 because they result in anti-dilution.
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